21622 Plummer Street
Chatsworth, CA 91311
C H A D		Toll Free: 800.423.8870
THERAPEUTICS		Phone: 818.882.0883
THE AMBULATORY O2 SPECIALISTS!	FOR IMMEDIATE RELEASE	Main Fax: 818.882.1809
Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 277-5162
WWW.CHADTHERAPEUTICS.COM		INFO@BERKMANASSOCIATES.COM

CHAD Therapeutics Second Quarter
Net Earnings Tripled On 19% Revenue Gain

Net Earnings For The First Half Increased 92%

CHATSWORTH, California, November 4, 2004 . . . CHAD Therapeutics, Inc. (ASE:CTU) announced today that net earnings for the second quarter of fiscal 2005 tripled versus the same period last year on a 19% increase in net sales. For the first six months of fiscal 2005, net earnings increased 92% compared to the same period of fiscal 2004.

For the three months ended September 30, 2004, revenue increased 19% to $6,309,000, an eight-year high, from $5,284,000 for last year’s second quarter. Net earnings increased 203% to $455,000, or $0.04 per diluted share, from $150,000, or $0.02 per diluted share, a year earlier.

For the first six months of fiscal 2005, revenue increased 13% to $12,408,000 from $10,953,000 for the first six months of fiscal 2004. Net earnings increased 92% to $717,000, or $0.07 per diluted share, from $374,000, or $0.04 per diluted share, for the first half of fiscal 2004.

At September 30, 2004, CHAD had no long-term debt and cash of $3,007,000, or 21% of total assets. At March 31, 2004, cash was $2,708,000.

Operations Review

Earl L. Yager, Chief Executive Officer and President, said that domestic sales for the second quarter grew 15% as CHAD began shipping significant numbers of its new SAGE Therapeutic Device in September. “Introduced earlier this year, our new SAGE device employs our proprietary technologies to sense an oxygen patient’s movements and automatically adjust the rate of oxygen delivery to reduce the risk of oxygen desaturation as activity increases. The SAGE device, along with CHAD’s OXYMATIC® 400 Series electronic conservers and CYPRESS OXYPneumatic® conservers, provide the industry’s widest range of cost-effective choices for homecare providers to satisfy individual patient requirements and preferences for ambulatory oxygen products.”

Yager continued, “We also introduced our new LOTUS electronic oxygen conserver at the 25th annual Medtrade show for the home health care industry held in Orlando in October. Earlier, we announced the receipt of FDA clearance to market this sleek and lightweight addition to our electronic conserver line. It contains several enhancements to our popular OXYMATIC 400 series conservers and will be offered with or without a breath sensing alarm. The LOTUS conservers are powered by two AA-size batteries that will provide up to four months of normal usage and an optional rechargeable battery pack will also be available for these devices.”

Outlook for Growth

Yager added, “The introduction of the LOTUS conserver represents another step in the enhancement of our oxygen conserving and therapeutic device product lines, which is an important element of our strategic growth plan. Our success in this area is creating the resources to pursue the other elements of our growth plan — to expand usage of the TOTAL O2® Delivery System and continue work on the products we are developing for the sleep disorder and related markets.

(more)

CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered
Trademarks of Chad Therapeutics, Inc.
ISO 9001 Certified Company
WWW.CHADTHERAPEUTICS.COM

CHAD Therapeutics Reports Higher Revenue and Net Earnings For The Second Quarter
and First Half of Fiscal 2005
November 4, 2004
Page Two

“We continue to make progress with the initial products we are developing for the sleep disorder market, and are currently evaluating alternative distribution models for these new products. We have developed engineering prototypes for several devices and are pleased with the results of preliminary testing we have done on these devices. Our next steps will be to make a decision on distribution and clinical testing that will likely begin after the first of the year. We will provide more information on our progress as it becomes available.”

Management Reiterates Guidance

Yager concluded, “Based on these factors, and assuming that current sales and expense trends continue, we continue to believe CHAD will generate net earnings of between $2,500,000 and $2,700,000, or $0.24 to $0.26 per diluted share, for the fiscal year ending March 31, 2005.” For fiscal 2004, CHAD reported net earnings of $1,001,000, or $0.10 per diluted share.

Operating Loss Carryforwards

At September 30, 2004, the company had fully utilized its net operating loss carrybacks and Federal net operating loss carryforwards and had approximately $2,013,000 in California net operating loss carryforwards available to offset future taxable income. The Company also has approximately $793,000 in net deferred tax assets, upon which a valuation allowance has been placed, that will be available to offset future income tax expense. In September of 2002, the State of California enacted legislation that suspended the utilization of net operating loss carryforwards during tax years starting in 2002 and 2003 effective retroactively to January 1, 2002. As a result, CHAD has been unable to use its California net operating loss carry forwards until the tax year that began April 1, 2004.

Conference Call

Chad has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast will be available from the Investor Relations link at www.CHADtherapeutics.com. A replay will be available after 1:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21211115 after 1:00 p.m. ET.

About CHAD Therapeutics

CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, unexpected difficulties encountered in ramping up our manufacturing capabilities to meet increased customer demand, increased competition, the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

(tables attached)

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CHAD THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$12,408,000	$10,953,000	$6,309,000	$5,284,000
Cost of sales	7,375,000	6,591,000	3,696,000	3,190,000

Gross profit	5,033,000	4,362,000	2,613,000	2,094,000
Costs and expenses:
Selling, general and administrative	3,448,000	3,311,000	1,712,000	1,596,000
Research and development	827,000	668,000	417,000	345,000

Total costs and expenses	4,275,000	3,979,000	2,129,000	1,941,000

Operating income	758,000	383,000	484,000	153,000
Other income, net	14,000	9,000	6,000	4,000

Earnings before income taxes	772,000	392,000	490,000	157,000
Income tax expense	55,000	18,000	35,000	7,000

Net earnings	$717,000	$374,000	$455,000	$150,000

Earnings per share:
Basic	$0.07	$0.04	$0.04	$0.02
Diluted	$0.07	$0.04	$0.04	$0.04

Weighted shares outstanding:
Basic	10,116,000	10,076,000	10,122,000	10,076,000
Diluted	10,609,000	10,297,000	10,598,000	10,313,000

CHAD THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,
	2004	2003
Assets
Current assets:
Cash	$3,007,000	$1,083,000
Accounts receivable, net	3,458,000	2,760,000
Income taxes refundable	—	4,000
Inventories, net	5,362,000	5,994,000
Prepaid expenses	382,000	428,000
Deferred income taxes	434,000	—

Total current assets	12,643,000	10,269,000

Property, plant and equipment, net	1,132,000	1,153,000
Other assets, net	764,000	643,000

Total Assets	$14,539,000	$12,065,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,252,000	$597,000
Accrued expenses	1,151,000	976,000
Income taxes payable	228,000	16,000

Total current liabilities	2,631,000	1,589,000

Shareholders’ equity:
Common shares, no par value, authorized 40,000,000 shares, 10,122,000 and 10,078,000 issued and outstanding	13,347,000	13,259,000
Retained earnings (accumulated deficit)	(1,439,000)	(2,783,000)

Net shareholders’ equity	11,908,000	10,476,000

Total Liabilities and Shareholders’ Equity	$14,539,000	$12,065,000